Exhibit 10.40

RESELLER AGREEMENT

This Reseller Agreement (the “Agreement”) is made and entered into as of this 30th day of May 2019, by and between Cipherloc Corporation a Texas corporation, located at 825 Main Street, Suite 100, Buda, TX 78610 (“the Company”), and Quality Health Care International LLC, a Nevada limited liability company located at 192 Hanna Court, Mesquite, NV 89027 and its affiliate (individually, a “Party” and collectively, the “Parties”).

WHEREAS, Cipherloc desires to appoint Reseller as a reseller for the Products (as defined below) on an exclusive basis as to the customers as set forth in Schedule A; and

WHEREAS, Reseller desires to be appointed to distribute and resell such Products either on a standalone basis or in conjunction with Services (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Reseller hereby agree as follows.

1. DEFINITIONS

In addition to the terms defined throughout this Agreement, the following definitions shall also apply:

1.1 “Change of Control” means the merger, consolidation or the sale of an entity to an unrelated third party, whether by (a) sale of securities (by the entity or its securities holders) which results in the securities holders of the entity immediately prior to such sale owning less than fifty percent (50%) of the voting securities of the entity immediately after such sale, or (b) sale of all or substantially all of the entity’s assets.

1.2 “Effective Date” means the date this Agreement is countersigned by an authorized representative of Cipherloc.

1.3 “End User” means anyone that is granted a right, license or sublicense to use the Products by or through Reseller solely for such End User’s internal business purposes and that cannot resell, lease, sublicense or otherwise distribute the Software to any other party.

1.4 “EULA” means Cipherloc’s form end user license agreement provided by Cipherloc with the Software Products to Reseller and subject to revision by Cipherloc from time to time. Where the EULA is provided embedded in the Software, a hard copy is available upon written request to Cipherloc.

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1.5 “Demonstration Software” means free, limited-time versions of Products, including Software, which Cipherloc may provide as the Parties mutually agree.

1.6 “Documentation” means the documentation, manuals and other materials provided by Cipherloc to Reseller that relate to the Products, whether in printed form, electronic form, posted on Cipherloc’s website, available on-line or in any other format.

1.7 “Intellectual Property Rights” means all rights related to all information and know-how (whether or not confidential), trade secrets, works of authorship (whether or not copyrightable), patents, copyrights, trademarks, trade names, applications for any of the foregoing, ideas or concepts (whether or not patentable), or improvements, modifications or additions to any of the above, including, in the case of Cipherloc and its licensors, the Products.

1.8 “Maintenance and Support Services” means those maintenance and support services provided by Cipherloc to End Users, including but not limited to basic, standard product support provided by Cipherloc pursuant to the Cipherloc Support Terms, which may be modified, in Cipherloc’s sole discretion from time to time effective immediately upon posting to the Cipherloc’s website) and product support services provided by Cipherloc to End Users pursuant to an Cipherloc Professional Services Agreement.

1.9 “Products” means Software Licensing Agreements for its newly developed software known as CipherLoc Platform, Cipherloc Shield, Cipherloc SMS, Cipherloc SDK, Maintenance and Support Services, Documentation, and other materials and services made available by Cipherloc to Reseller pursuant to this Agreement and shall initially mean the Products specified on Schedule A. The Products available under this Agreement may be amended at any time by Cipherloc upon prior written notice to and agreement with Reseller.

1.10 “Services” means professional consulting, services to be offered to End Users in conjunction with the Products, including but not limited to Maintenance and Support Services.

1.11 “Software” means the software applications packages and all future derivations, upgrades and revisions thereto, in executable object code only, that are made commercially available by Cipherloc to its End Users in general releases from time to time.

1.12 “Territory” means the geographic areas specified on Schedule A.

2. GRANT OF LICENSE

2.1 Reseller License. Subject to the terms and conditions of this Agreement, Cipherloc grants to Reseller during the Term an exclusive, non-transferable right and license to market and distribute the Products, alone or in combination with Services offered by either Cipherloc or Reseller, directly to End Users for use solely within the Territory. Services to be provided directly by Reseller to End User in conjunction with the Products will be the subject of independent offerings by Reseller alone and will be governed solely by the terms and conditions of separate agreements entered into between Reseller and the End User. For Services provided directly by Cipherloc to End User, including but not limited to Maintenance and Support Services, the End User may be required, in Cipherloc’s sole discretion, to enter into an agreement directly with Cipherloc only, Reseller only, or both Cipherloc and Reseller. Reseller agrees to abide by Cipherloc’s direction on such End User contracting requirements for Services to be provided directly by Cipherloc to End User, provided such direction has been given in writing by Cipherloc to Reseller (which direction may be modified, in Cipherloc’s sole discretion and Reseller’s agreement, from time to time effective immediately upon receipt by Reseller.

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2.2 Limitations on Distribution License. Reseller will have no rights to the Products except as set forth in this Agreement or a separate, written license agreement signed by Cipherloc. Reseller will not authorize or appoint any reseller, dealers, agents, representatives, sub-distributors, original equipment manufacturers, value-added resellers, systems integrators, or other third parties to market or distribute the Products without the prior written consent of Cipherloc. Reseller will have no rights to source code to the Software. Reseller will not cause or permit the recompilation, disassembly, reverse engineering or other decoding of the Products. Reseller will not replicate, produce, copy, or modify the Products (including any Demonstration Software), except as provided for in this Agreement or, if applicable, the EULA.

2.3 License Enforcement. Reseller shall use its best efforts to assist Cipherloc in the protection of Cipherloc’s legal rights relating to the Products, including without limitation, providing prompt written notice to Cipherloc of any known violations or breaches of any EULA and any infringement by third parties of Cipherloc’s Intellectual Property Rights. Reseller shall use its best efforts to cooperate with Cipherloc in any action by Cipherloc alleging any actual or threatened violation of Cipherloc’s Intellectual Property Rights.

3. PRODUCT ORDERS, SUPPLY, SHIPMENT AND CANCELLATION

3.1 Acceptance by Cipherloc. All orders placed with Cipherloc for Products shall be subject to acceptance by Cipherloc, in its sole discretion, at its principal place of business. All orders for Products must have a confirming purchase order number from Reseller.

3.2 Scope. The terms of this Agreement shall govern all purchase orders relating to the Products. The terms contained in succession documents which shall include, without limitation, acknowledgements, invoices or purchase orders, and the terms of any prior agreements between Cipherloc and Reseller related to the subject matter of this Agreement, are hereby superseded by the terms of this Agreement and any terms contained in such documents that are additional to or inconsistent with this Agreement shall have no force or effect, unless specifically agreed to in a writing signed by Cipherloc after the Effective Date.

3.3 Cancellation or Delay by Cipherloc. If Reseller fails to comply with any material term or condition of this Agreement, Cipherloc reserves the right to cancel or delay shipment of any order placed by Reseller and accepted by Cipherloc. Cipherloc will notify Reseller within five (5) days of receipt of a purchase order if it is unable to meet Reseller requested delivery date and provide Reseller with the delivery date or dates on which Cipherloc will be able to deliver the Products ordered; provided, however, Cipherloc shall not be liable, other than through its negligence, for any damages to Reseller or to any other person for Cipherloc’s delay in delivery or error in filling orders.

3.4 Shipment. All Products will be delivered to the destination designated on Reseller’s purchase order. Unless otherwise directed by Reseller in its purchase order, Cipherloc shall select a common carrier. Costs for shipment shall be added to the invoice as a separate line item and paid by Reseller.

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3.5 Export Restrictions. Reseller acknowledges that all Products are subject to the export control laws and regulations of the United States, and any amendments thereto. Reseller confirms that it will not export or re-export the Products, any technical data received under or in connection with this Agreement, or any direct Product (including processes and services) produced by the use of any such technical data, directly or indirectly, to (i) any countries that are subject to United States export or (ii) to any End User whom Reseller knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons. In addition, if Cipherloc informs Reseller that, or Reseller knows or has reason to know that, any Product contains encryption or other capabilities subject to the International Traffic in Arms Regulations (ITAR) set forth at 22 C.F.R. section 120 et seq., Reseller shall not export such Product in violation of ITAR.

3.6 Modifications to or Discontinuation of Products. Cipherloc may, at any time and in its sole discretion, discontinue distribution of or modify any or all Products or versions of Products, or discontinue support, maintenance, or the provision of new versions, updates, or corrections for any Product or version of a Product without liability. Cipherloc agrees to give Reseller at least ninety (90) days prior notice of any Product that Cipherloc will be discontinuing. Such notice may be given by Cipherloc in any form or manner, including but not limited to posting on Cipherloc’s website, delivery of an email or other written notification.

4. PRICES AND PAYMENTS

4.1 Resellers Price. Reseller shall receive the pricing discounts on the Products as specified in Schedule A, using the Cipherloc published Price List in effect at the time of the order. Prices or discounts specified on Schedule A and the Price List are subject to change upon ninety (90) days advance written notice of any change that results in a price increase. Any increase in price to Reseller shall only be effective for orders received after expiration of the ninety (90) days advance written notice. Decreases in price shall be effective immediately upon the date of the notice.

4.2 Discounts. Should Schedule A or the Price List contain volume discount provisions, Reseller covenants that it will not seek to circumvent such provisions by entering into cooperative buying agreements with other customers of Cipherloc.

4.3 Resale Product Prices. The prices for the Products listed in the Price List are suggested list prices. The parties acknowledge that Reseller shall be free to resell the Products at its own prices. No Cipherloc representative has the authority to require or suggest that Reseller charge a particular resale price for the Products which it purchases hereunder.

4.4 Payment. Unless otherwise agreed to by Cipherloc in writing, all payments shall be in U.S. currency. Payment for Products shall be due and paid net thirty (30) days from the date of delivery and receipt of an invoice from Cipherloc. A late payment charge of the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by law shall be charged upon unpaid balances past due by more than thirty (30) days.

4.5 Taxes. Reseller is responsible for payment of any and all applicable taxes, other than Cipherloc’s net income taxes relating to the Products and this Agreement. Orders are subject to applicable sales, use and/or other such taxes unless a resale certificate is on file with Cipherloc. In the event Cipherloc is required to pay any applicable taxes with respect to any order made pursuant to this Agreement, Reseller shall pay any such taxes, as included on the invoice.

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4.6 Expense Advances. Cipherloc has advanced $416,000 to the Reseller to assist in establishing the necessary technical staff, office and employees to successfully sell the Products in the Territory. The expense advances shall be reimbursed by Reseller from Reseller’s initial gross receipts, generated through the sale of the Products, until fully repaid pursuant to a Promissory Note attached as Exhibit A.

4.7 Audits. Reseller agrees to allow Cipherloc to examine such books, records and accounts at Reseller’s site to verify Reseller’s reports on the amount of payments made to Cipherloc under this Agreement. Such audits will be conducted monthly until the Expense Advances have been repaid in full. Thereafter on an annual basis upon fifteen (15) days prior written notice and shall occur during normal business hours. The cost of the audit shall be borne by Cipherloc unless the audit results reveals an underpayment of five-percent (5%) or more of the total amounts due to Cipherloc during the audited period, in which case the cost of such audit shall be paid by Reseller.

5. SERVICES, MARKETING AND OTHER REQUIREMENTS

5.1 Applicability of Product. Cipherloc shall have no liability for recommendations or misrepresentations made by Reseller to End Users and Reseller assumes responsibility for the selection and recommendation of the Products to achieve the desired results and business purposes of End Users.

5.2 End User. Should an End User request that Cipherloc intervene on such End User’s behalf with Reseller concerning Reseller’s provision of Services, Cipherloc and Reseller agree to use their commercially reasonable efforts to resolve such End User’s problems. Neither Cipherloc nor Reseller shall have any obligation to expend any expense or perform any services under this Section 5.2 unless otherwise agreed by the parties in a separate written agreement. End Users are not third party beneficiaries of this Section 5.2.

5.3 Training. Reseller shall promptly complete all training requirements as set forth in Schedule B. Unless otherwise specified in writing by Cipherloc, all training shall be web based. If Cipherloc agrees to conduct training other than web-based training, Reseller shall pay Cipherloc all ancillary expenses associated with such training, including but not limited to, Cipherloc’s travel expenses.

5.4 Marketing. Reseller shall use its best efforts to promote and market the Products. Reseller shall provide sufficient qualified staff to carry out its obligation to actively market and solicit sales of Products. Reseller will include a representative listing of all Products in applicable catalogs and published price lists. Reseller will display and demonstrate appropriately configured Products. Within the time period specified on Schedule B, Reseller shall have at least the number of employees specified on Schedule B trained to demonstrate each Product.

5.5 Marketing Practices. At Cipherloc’s sole discretion, Cipherloc may provide Reseller with reasonable quantities (or master copies) of Cipherloc’s standard advertising and promotional materials, pricing information and technical data related to the Products (“Marketing Materials”). Reseller shall (a) perform its duties in a manner that will preserve the reputation and promote the goodwill, name and interests of Cipherloc and the Products; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to Cipherloc, the Products or the public including, but not limited to, disparagement of Cipherloc or the Products; (c) make no false or misleading representation with respect to the Products or Cipherloc; (d) not publish or use any misleading or deceptive advertising material; and (e) make no representations with respect to the Products or Cipherloc that are inconsistent with the Documentation, Marketing Materials and other literature distributed by Cipherloc, including all warranties, disclaimers, and support policies contained in such Documentation, Marketing Materials and other literature. In the event Reseller E, its officers, directors, agents or employees make any representation other than as permitted under this Agreement, Reseller agrees to indemnify Cipherloc as provided in Section 8.2. Except as otherwise provided herein, neither Cipherloc nor Reseller will publish, or cause or permit to be published, any advertising, press release or other material that refers in any way to the other party or the Products without the prior written permission of the other party; provided, however that Cipherloc may use Reseller’s name and may disclose that Reseller is a reseller of the Products in Cipherloc advertising, promotions and similar public disclosures.

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5.6 Program Requirements. Reseller acknowledges and agrees that Cipherloc may, at its sole discretion, discontinue or change at any time the Cipherloc Reseller program requirements (collectively, the “Program Requirements”), including without limitation adoption of separate policies and procedures containing Program Requirements. Cipherloc may notify Reseller of such changes by mail, by e-mail or by posting information on Cipherloc’s website. Such changes shall become effective thirty (30) days after Cipherloc’s providing such notice to Reseller and shall be automatically incorporated by reference into this Agreement. Notwithstanding the foregoing, should Cipherloc material change the Program Requirements, Reseller shall have the right during the thirty (30) day prior notice period for such material change to immediately terminate this Agreement upon written notice to Cipherloc.

6. PRODUCT SUPPORT

6.1 Product Performance. Cipherloc will use its commercially reasonable efforts to make the Products perform substantially in accordance with the product description set forth in the relevant Documentation that accompanies the Products, as it may exist from time to time. However, Reseller acknowledges that inevitably some errors may exist in the Products, and the presence of such errors and Cipherloc’s failure to correct such errors shall not be a breach of this provision.

6.2 Reseller Technical Support. Only Reseller engineers that have received training per Schedule B will be given access to Cipherloc’s standard technical support telephone line, along with access authorization for standard technical support. Cipherloc may provide on-site technical support, on a case-by-case basis, at Cipherloc’s then-current fees or for a fee mutually agreed to by Cipherloc and Reseller.

6.3 Discontinued Products. Cipherloc shall support withdrawn or discontinued versions of its Software for a period of at least six (6) months after its announced withdrawal or discontinuation. Communications between Cipherloc and Reseller regarding withdrawn or discontinued Software are considered Confidential Information under Section 11.1 and are subject to the terms of this Agreement.

6.4 Maintenance Services. Cipherloc shall provide Software Maintenance and Services for the Products directly to End Users so long as such End Users subscribe to Maintenance and Support Services and are in compliance with the applicable terms and conditions for such Maintenance and Support Services.

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6.5 Web and Phone Support for Demonstration Software. During the Term, Cipherloc shall provide for the Demonstration Software (i) Web-based support, consisting of information on the most current release of the Demonstration Software through Cipherloc’s web site, including all available solutions and corrections for reported problems that are replicated and diagnosed by Cipherloc as defects in the Software.

6.6 Product Errors and Omissions—Notification. Reseller shall identify and promptly inform Cipherloc of any design or programming errors or omissions in the Products sold of which it becomes aware and consult with Cipherloc regarding necessary corrections and/or modifications. Such notification shall occur through Cipherloc’s web site.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Intellectual Property Rights. Reseller acknowledges that the Products and all related Intellectual Property Rights are owned by Cipherloc and that this Agreement grants no ownership rights to Reseller.

7.2 Limited Trademark License. At Cipherloc’s sole discretion, Cipherloc may grant to Reseller during the Term a non-exclusive, non-transferable, limited license to use in the Territory Cipherloc’s name, logo and other trademarks used by Cipherloc with respect to the Products (the “Trademarks”) solely in connection with the promotion of the Products and solely as pre-approved in writing by Cipherloc. Upon expiration or termination of this Agreement, Reseller agrees to cease all display, advertising and use of any Trademarks.

7.3 Copyright; Trademark; Proprietary Notices. Reseller agrees to maintain and preserve any copyright notices, trademark notices or any confidential or proprietary legends on all Products (including Demonstration Software).

8. INDEMNIFICATION

8.1 Mutual Indemnification — Violations of Law. Each party shall perform its duties in compliance with all applicable laws and shall hold the other party harmless and indemnify the other party for, from and against any loss, claim, damage, liability, or expense, including reasonable attorney’s fees, arising from any violation of law by such party.

8.2 Reseller Indemnification — Breach of Agreement. Reseller will defend and indemnify Cipherloc for, from and against, and hold Cipherloc and its officers, directors and employees harmless from, any and all losses, claims, damages, liabilities and expenses, including reasonable attorney fees and costs of litigation, resulting from (i) any improper acts or omissions by Reseller relating to its activities in connection with this Agreement, (ii) any breach by Reseller of any of its obligations under this Agreement, (iii) any violation of the Foreign Corrupt Practices Act (FCPA) including its accounting provisions, and (iv) any misrepresentations relating to Cipherloc, the Products, or this Agreement.

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8.3 Cipherloc Indemnification – Infringement. Cipherloc agrees, for as long as copies of the Products sold by Reseller are in use by End Users licensed by Cipherloc through Reseller, to indemnify and hold Reseller and its officers, directors and employees harmless for, from and against any loss, claim, damage, liability, expense, or cost, including reasonable attorneys’ fees, arising out of any claim, demand, or suit to the extent a Product violates any copyright, patent, trade secret, trademark, or proprietary right existing under the laws of the United States or any state or territory thereof (“Claim”); provided that such indemnity shall not apply if (i) the violation arises out of use of the Products in combination or in connection with other products or components, and such violation would not have existed from use of the Products on a stand-alone basis, (ii) the violation arises out of modifications made to the Products other than by Cipherloc, (iii) Reseller’s failure to implement enhancements as required by Cipherloc. Cipherloc shall have no obligation to Reseller to defend or satisfy any Claims made against Reseller that arise from the use, marketing, licensing or disposition of the Products by Reseller that is not expressly authorized by this Agreement. In the event any such Claim is brought or threatened, Cipherloc may, at its sole option and expense: (i) procure for Reseller the right to continue use of the Product or infringing part thereof; and/or (ii) modify or amend the Product or infringing part, or replace the Product or infringing part with other software or product having substantially the same or better capabilities. If neither of the foregoing is commercially practicable, Cipherloc may terminate this Agreement with respect to the infringing part of the Product, whereupon Cipherloc shall refund a pro rata portion of the fees (based on a useful life equal to three (3) years) paid by Reseller for the infringing Product. If Cipherloc supplies a non-infringing update or version of the Product, Reseller shall promptly supply the same to its End Users and install the same at its End User locations. If, in its judgment, Cipherloc deems that, due to the Claim or for any other reason, it is not in Cipherloc’s interest to continue distributing the Products, Cipherloc, without breaching this Agreement, may terminate the distribution of any or all of the Products. THE REMEDIES SET FORTH IN THIS SECTION 8.3 SHALL BE Reseller’s SOLE AND EXCLUSIVE REMEDIES IN THE EVENT OF AN INFRINGEMENT CLAIM RELATING TO THE PRODUCTS.

8.4 Indemnification Conditions. The indemnification obligation in Sections 8.3 and 8.4 shall be effective only if (1) the party seeking indemnification (the “Indemnified Party”) gives prompt notice of the Claim and permits, and gives the party providing the indemnification (the “Indemnifying Party”) the sole authority, to control the defense and settlement, if any, and (2) Indemnified Party cooperates in the defense of the Claim by giving such assistance and information as the Indemnifying Party may require to settle or oppose such Claims. The Indemnifying Party shall have the exclusive right to defend any such Claims and make settlements thereof at its own discretion, and the Indemnified Party may not settle or compromise such Claims, action or allegation, except with the prior written consent of Indemnifying Party.

9. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

9.1 Compliance with Laws. Reseller represents and agrees that it will not conduct business under this Agreement in any jurisdiction without first obtaining all approvals required in such jurisdiction. The appointment of Reseller as a reseller under this Agreement shall not become effective with respect to any jurisdiction unless and until all government or trade association approvals required by the laws of such jurisdictions have been issued, and Reseller shall cease all sales and marketing of the Products in any jurisdiction for which Cipherloc provides written notice that (i) sales of the Products in that jurisdiction are prohibited or restricted under the export control laws or regulations of the United States; or (ii) in Cipherloc’s reasonable opinion that jurisdiction does not provide adequate and effective protection for Cipherloc’s confidential information, trademarks and/or other Intellectual Property Rights. In addition, Reseller agrees not to take any actions to register as a dealer or distributor in a jurisdiction where the effect of such registration would be to either grant Reseller exclusive distribution rights in such jurisdiction with respect to the Products or otherwise substantially impede the ability of Cipherloc or any other business Reseller of Cipherloc to act legally as a dealer or distributor in such jurisdiction. If the laws of a particular jurisdiction effectively prohibit the ability of Cipherloc to have more than one of its business resellers to distribute Products in such jurisdiction, Reseller acknowledges and agrees that the choice of which business reseller to use in such jurisdiction will belong solely to Cipherloc and that Cipherloc may appoint a business reseller to act exclusively on its behalf in such jurisdiction without breaching any provisions of this Agreement.

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9.2 Defective Materials — Limited Warranty Policy. Cipherloc warrants that the media upon which the Products are delivered by Cipherloc pursuant to this Agreement shall be free from defects in material and workmanship at the time of purchase and that Cipherloc will replace any such media found to be defective, provided such defect is reported to Cipherloc within thirty (30) days of delivery of the Product to Reseller or the End User, as the case may be. At the option of Cipherloc, the defective media (including the original distribution program media) must be returned to Cipherloc in its entirety or destroyed by Reseller. In the case of destruction, Reseller must execute and deliver to Cipherloc a “destruction certificate”, in a form and substance acceptable to Cipherloc, certifying that the defective media has been destroyed. Returned Products will be replaced at no charge, including shipping charges, within ten (10) days of its receipt by Cipherloc. Cipherloc further warrants to Reseller that the Products shall perform substantially in accordance with the product description set forth in the relevant Documentation that accompanies the Products, as it may exist from time to time. Cipherloc does not warrant that the Products shall operate in combination with other software selected by Reseller or End User, or that the Products shall operate uninterrupted or free of errors. If the Products do not perform as warranted, Reseller’s sole and exclusive remedy shall be as follows: Cipherloc shall undertake commercially reasonable efforts to correct the Products, and if after undertaking such commercially reasonable efforts, Cipherloc determines that it is unable to correct the Product, Cipherloc shall refund to Reseller an amount equal to a pro rata portion of the fees paid by Reseller for the non-conforming Product based on a useful life of three (3) years. The limited warranties in this Section 9.2 are made to and for the benefit of Reseller only and are conditioned upon Reseller E’s use of the Products in accordance with the terms of this Agreement, the Documentation and other reasonable instructions provided by Cipherloc. These limited warranties shall not apply to Products to the extent that a Product error occurs because of and would not have occurred but for: (i) modifications made to the Product (other than those provided by Cipherloc under this Agreement or through product support); (ii) the End User’s failure to implement bug fixes, error corrections and enhancements as required by Cipherloc; (iii) use of the Products in connection with any computer equipment or devices not specified in the Documentation or otherwise not approved in writing by Cipherloc; or (iv) installation or use of the Products contrary to the specifications and directions contained in the Documentation or other reasonable instructions of Cipherloc. No employee, agent, representative or affiliate of Cipherloc has authority to bind Cipherloc to any oral representations or warranty concerning the Products. Any written representation or warranty not expressly contained in this Agreement is not authorized and is unenforceable. No amendment to this Agreement altering or adding a representation or warranty shall be effective unless set forth in a writing executed by an authorized representative of Cipherloc.

9.3 Disclaimer of Warranty. EXCEPT FOR THE LIMITED WARRANTIES PROVIDED ABOVE IN SECTION 9.2, THE PRODUCTS ARE PROVIDED “AS-IS” AND CIPHERLOC MAKES NO OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING OR RELATING TO THE PRODUCTS OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO RESELLER UNDER THIS AGREEMENT. TO THE FULLEST EXTENT ALLOWED BY LAW, CIPHERLOC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE (EVEN IF CIPHERLOC HAS BEEN INFORMED OF SUCH PURPOSE).

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10. LIMITATIONS OF LIABILITY

10.1 Limitation of Liability. EXCEPT FOR EACH PARTY’S OBLIGATIONS UNDER SECTION 11 (CONFIDENTIAL INFORMATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSS) WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, WHETHER FORESEEABLE OR NOT AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT LICENSEE’S LIABILITY FOR PAYMENT FOR ALL COPIES OF THE LICENSED SOFTWARE MADE BY OR ON BEHALF OF LICENSEE OR FOR INFRINGEMENT OR MISUSE OF CIPHERLOC’S PROPRIETARY RIGHTS OR CONFIDENTIAL INFORMATION.

IN NO EVENT SHALL CIPHERLOC’S TOTAL LIABILITY (WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER FORM OF LIABILITY) UNDER THIS AGREEMENT EXCEED THE AGGREGATE AMOUNT PAID OR DUE FOR PAYMENT BY RESELLER FOR THE SPECIFIC PRODUCTS WHICH ARE THE SUBJECT OF THE CLAIM.

TO THE EXTENT THAT SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY AND IN SUCH JURISDICTIONS THE LIABILITY OF EITHER PARTY SHALL BE LIMITED TO THE MAXIMUM EXTENT PERMITTED BY LAW. THE PARTIES AGREE THAT THE ABOVE WARRANTIES AND LIMITATIONS OF LIABILITY REFLECT THE ALLOCATION OF RISK AMONG THE PARTIES AND THE PRICE OF THE PRODUCT.

10.2 Time Period. No action, regardless of form, may be brought against a party by the other party more than two (2) years after the claim has arisen.

10.3 Exclusive Remedies. THE REMEDIES PROVIDED IN THIS AGREEMENT ARE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES AND SHALL APPLY NOTWITHSTANDING FAILURE OF THEIR ESSENTIAL PURPOSE.

11. CONFIDENTIAL INFORMATION

11.1 Non-Disclosure. Each party acknowledges that it may receive Confidential Information from the other party. “Confidential Information” means any information, technical data or know-how, including, without limitation, that which relates to computer software programs or documentation, specifications, source code, object code, research, inventions, processes, designs, drawings, engineering, products, services, customers, sales leads, markets or finances of the disclosing party which is identified as confidential at the time of disclosure. Confidential Information shall be treated as confidential if it is disclosed in documentary or tangible form marked “Confidential” or, in the case of disclosures made orally or by visual inspection, identified as “Confidential” at the time of disclosure. Each party agrees that all Confidential Information of the other party shall be held in strict confidence and shall not be disclosed or used without the express prior written consent of the other party. The receiving party shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the Confidential Information of the disclosing party as the receiving party would exercise to safeguard similar information of its own. The receiving party shall not disclose the disclosing party’s Confidential Information, or any part or parts thereof, to any of its employees, agents, or contractors except on a “need to know” basis. Confidential Information shall not include any information (i) already in the possession of the receiving party; (ii) received without an obligation of confidentiality; (iii) independently developed by the receiving party without use of the disclosing party’s Confidential Information; (iv) in the public domain; (v) authorized for disclosure by the disclosing party; (vi) disclosed by order of law or court order; or (vii) released without restriction by the disclosing party.

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11.2 Protected Period. The obligations set forth in this Section 11 shall continue for a period of two (2) years after termination of this Agreement.

12. TERM AND TERMINATION

12.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date for an initial period of five (5) years unless otherwise earlier terminated by either party as provided herein. Thereafter, the Term shall automatically renew and be extended for successive five (5) year periods unless either party shall have provided the other with written notice, at least sixty (60) days before the relevant anniversary of the Effective Date, of its election not to have the Term renew past such anniversary date.

12.2 Termination by Cipherloc. Cipherloc may terminate this Agreement immediately upon written notice to Reseller if Reseller (a) breaches or fails to comply with any of the terms or conditions of this Agreement, (b) fails to maintain a satisfactory credit rating or financial condition or if Cipherloc reasonably concludes that, for any reason, Reseller is or will become unable to discharge its obligations hereunder, or (c) breaches or fails to comply with any of the terms or conditions of Cipherloc’s Certification Process.

12.3 Termination by Reseller. Without prejudice to rights set forth in Section 12.2, Reseller may terminate this Agreement upon 90 written notice to Cipherloc in the event of (a) liquidation or insolvency of the Cipherloc, (b) the appointment of a receiver or similar officer for Cipherloc, (c) assignment by Cipherloc for the benefit of creditors, or (d) the filing of a petition in bankruptcy by or against Cipherloc or any similar petition under the insolvency laws of any jurisdiction, which in the case of a filing against Cipherloc is not dismissed in sixty (60) days.

12.4 Liability. Termination of this Agreement pursuant to Section 12.2 or Section 12.3 shall not release the other party from any liability for any breach of this Agreement.

12.5 Rights and Duties on Termination or Expiration.

12.5.1 Payment of Amounts Due. Termination or expiration of this Agreement shall not relieve either party of the obligation to pay any amount due to the other that accrued prior to the time of the termination or expiration. Further, Reseller agrees to pay Cipherloc, as they come due, all support fees and other service or support revenues relating to Products that are owed to Cipherloc, including those accrued or received by Reseller after termination or expiration.

12.5.2 Termination of Licenses. Upon termination or expiration of this Agreement, the distribution license and all related licenses and rights granted to Reseller hereunder, including, but not limited to, the Demonstration Software license and limited trademark license shall terminate immediately and Reseller shall make no further use of all or any part of the Products, Demonstration Software, Cipherloc Trademarks, or Cipherloc Confidential Information. Reseller shall (a) immediately cease any public statements or representations that it is an authorized Cipherloc Reseller or that it is in any way associated with Cipherloc and (b) immediately return to Cipherloc all Demonstration Software and Cipherloc Confidential Information.

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12.5.3 Survival. All obligations of the parties which expressly or by their nature survive the expiration or termination of this Agreement, including the parties’ limitation of liability, indemnity and confidentiality obligations shall continue in full force and effect until they are satisfied in full or by their nature expire.

12.5.4 Continued Use of Licensed Software. Upon termination or expiration of this Agreement, any End User who previously purchased the Product from RESELLER shall have the continuing right to use the Product in accordance with the terms and conditions of the applicable EULAs, which shall survive termination or expiration of this Agreement. Cipherloc shall continue to fulfill orders for the Products to End Users submitted prior to the date of termination, provided that Reseller pre-pays in full such orders.

13. GENERAL PROVISIONS

13.1 No Joint Venture. It is expressly understood that the parties are acting as independent contractors hereunder and not as an agent or representative of the other. This Agreement does not constitute a joint venture. Neither party shall enter into any contract or commitment on behalf of the other.

13.2 Force Majeure. Neither party shall be held responsible for any reasonable delay or failure in performance hereunder (except with respect to the obligation to make payments hereunder) caused by fires, strikes, embargoes, acts of nature, or other causes beyond their reasonable control.

13.3 Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given either when delivered personally, by confirmed facsimile transmission, or five (5) days after being placed, properly addressed to the addresses set forth above with first class, postage prepaid, return receipt requested, in the United States mail, or sent by registered airmail, properly addressed to the addresses set forth above, postage prepaid and return receipt requested. Notice of change of address shall be given by written notice in the manner detailed in this Section.

13.4 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, including, without limitation, any warranties, representations, or agreements between Reseller and Cipherloc not set forth in this Agreement.

13.5 Modification. This Agreement may be supplemented, amended, or modified only by the mutual agreement of each party and shall only be effective if in a writing signed by each party.

13.6 Assignment. This Agreement, the licenses granted, and the parties’ rights and obligations hereunder may not be assigned by either party, including as part of a Change of Control transaction, except with the express written consent of the other party, which consent shall not be unreasonably withheld. Any purported assignment not in compliance with the foregoing shall be null and void and of no effect; provided, however, that Cipherloc may assign this Agreement without Reseller’s prior written approval when in connection with a Change of Control transaction. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and its respective heirs, personal representatives, successors and assigns.

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13.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Any headings contained herein are for convenience only and shall not affect the construction hereof. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

13.9 Costs and Attorney Fees. The prevailing party shall be entitled to recover, in addition to any other remedy, its reasonable attorney fees, court costs, costs of investigation, expert fees and other related expenses incurred in connection with any enforcement of rights under this Agreement.

13.10 Waiver. The failure or delay of any party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach, after demand for strict performance.

13.11 Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

13.12 Injunctive Relief. The parties recognize that a remedy at law for a breach of the provisions of this Agreement relating to Confidential Information, or use of Cipherlocs’ trademarks, copyrights, and other Intellectual Property Rights, will not be adequate for the parties’ protection, and accordingly the non-breaching party shall have the right to obtain, in addition to any other relief and remedies available to it, injunctive relief to enforce the provisions of this Agreement.

13.13 Ambiguities. Each party and its counsel have had the opportunity to participate fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

13.14 Mutual Non-solicitation of Employees. During the term of this Agreement and for a period of one (1) year following termination of this Agreement, neither Cipherloc nor Reseller (nor any of their respective subsidiaries), without the prior written consent of the other party, shall directly or indirectly solicit for employment or employ any employee of the other party with whom it has worked during the performance of this Agreement. However, this restriction shall not prohibit a party from carrying on and hiring employees of the other party who have responded to general industry solicitations in trade journals, through head-hunters and the like.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Cipherloc Corporation		Quality Health Care International LLC

By	/s/ Michael De La Garza	By	/s/ Roberta Kale
	Michael De La Garza		Roberta Kale
	President/CEO		President/CEO

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Schedule A

Products:

All products listed on the Price List

Territory:

United States and Territories

Other countries made be added from time to time as mutually agreed by the parties

Customers:

All licensed Healthcare Providers in the United States and Territories which includes hospitals, ambulatory services companies, public and private education entities providing health education and training, healthcare insurance companies, government healthcare provides such as the Center for Medicare Administration (CMA), Veteran’s Administration and Indian Health Services, home health providers, pharmaceutical companies and distributors, and durable medical providers.

Demonstration Software:

During the Term, Cipherloc may develop and provide Reseller with Demonstration Software. Subject to the terms and conditions of this Agreement and the applicable EULAs, during the Term Cipherloc grants Reseller a non-exclusive, non-transferable right and license to use any such Demonstration Software with potential Reseller customers in the Territory for evaluation, demonstration, marketing, promotional activities, and compatibility testing and analysis.

Additional Cipherloc Termination Right for Failing to Meet Annual Revenue Goal

Should Reseller fail to purchase a minimum of $1,000,000 of Cipherloc Products on an annual basis measured initially from the twenty four month period from the Effective Date, Cipherloc shall have the right to terminate this Agreement effectively immediately upon written notice to Reseller. For avoidance of doubt, the parties agree that Reseller’s failure to meet this minimum annual revenue goal is not a breach of the Agreement.

RESELLER’S Discount for Products:

●	Software:

○	Fifteen percent (15%) discount from the Cipherloc Price List for any new perpetual software licenses or the first year of a subscription software license.

○	Twenty-Five (25%) discount from the Cipherloc Price List for any new perpetual software licenses or the first year of a subscription software license for approved Registered Opportunities.

●	Maintenance and support services, Cipherloc professional services and hardware purchased in conjunction with Software listed above:

○	Five percent (5%) discount from the Cipherloc Price List for any new perpetual software licenses or the first year of a subscription software license.

●	Renewal of software subscription licenses or support and maintenance agreements sold beyond the first year of the sale of a perpetual software license:

○	Five percent (5%) discount from the Cipherloc Price List for any new perpetual software licenses or the first year of a subscription software license.

RESELLER’S Discount for Products to End Users on Pass-Through Sales:

Five (5%) discount from the Cipherloc Price List.

“Pass-Through Sales” is defined as a sale whereby Reseller is acting as a fulfillment Reseller for the End User at the request of the End User or Cipherloc and is not significantly involved in the selling process.

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Schedule B

Training

Cipherloc will schedule training for Reseller within ninety (90) days of the Effective Date and, during this time period, Reseller agrees to have two sales personnel and two technical personnel complete a total of 4 hours of web-based training on Cipherloc Products.

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Exhibit A

PROMISSORY NOTE

$416,000	May 30, 2019

FOR VALUE RECEIVED, Quality Health Care International, LLC, a Nevada limited liability company located at 192 Hanna Court, Mesquite, NV 89027 (“Debtor”) promises to pay to the order of Cipherloc Corporation a Texas corporation, located at 825 Main Street, Suite 100, Buda, TX 78610 (Creditor), or such other place and person as Creditor may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Four Hundred Sixteen Thousand dollars ($416,000.00) together with interest commencing the e first year anniversary of this Note on the unpaid principal balance at the rate of four percent (4%) per year on or before May 29, 2021.

Payments. Payments shall be made by Debtor pursuant to a certain Reseller Agreement entered between the Debtor and Creditor on May 30, 2019. In said Agreement the Debtor is the Reseller and the Creditor is Cipherloc Corporation

Debtor will pay to Creditor all outstanding indebtedness evidenced by this Note (including any unpaid principal and any accrued and unpaid interest) on or before May 29, 2021 on or before the first of the following to occur:

(a) any sale, assignment or transfer of all or any substantial portion of the assets of Debtor or any of its affiliates;

(b) any sale, assignment or transfer of a majority of the issued and outstanding shares of any class of stock or other equity interests of Debtor or any of its affiliates;

(c) any merger, consolidation, recapitalization or reorganization of Debtor or any of its affiliates;

(d) receipt by Debtor or any of its affiliates of One Million Dollars ($1,000,000.00) or more in connection with any financing (debt or equity), strategic alliance, joint venture, licensing or other transaction or series of related transactions; or

(e) Creditor’s demand for payment given at any time on or after May 29, 2021.

Debtor shall have the right to prepay the principal balance due under this Note in whole or in part (together with all accrued and unpaid interest) at any time without penalty.

Business/Commercial Purpose. Debtor hereby represents and warrants to Creditor that this Note arises exclusively for business or commercial purposes, and that this Note does not arise from any personal, family or household purposes.

Governing Law; Jurisdiction and Venue. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without regard to its conflicts of law principles to the contrary. Debtor consents to the jurisdiction and venue in the state and federal courts situated in Maricopa County, Arizona for any action relating to this Note.

Miscellaneous. Debtor and all endorsers, sureties, accommodation parties, and all persons liable or to become liable on this Note, and each of them, hereby severally waive diligence, demand, presentment for payment, notice of nonpayment, notice of dishonor, protest and notice of protest, and specifically consent to and waive notice of any renewals or extensions of this Note or any part of the whole of the debt evidenced by this Note, whether made to or in favor of Debtor or any other person or persons, and further agree that any such action by Creditor shall not affect the liability of Debtor or any persons liable or to become liable on this Note. Such consent shall not alter or diminish the liability of any person or the enforceability of this Note. Each and every party signing or endorsing this Note binds itself as a principal and not as a surety. No waiver or modification of this Note shall be effective unless it is express, in writing and signed by the party against whom enforcement of the waiver or modification is sought. Any failure of the parties to comply with any obligation, agreement or condition contained in this Note may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors, assigns, heir and legal representatives of the parties.

DATED as of the day and year first above written.

Debtor:

Quality Health Care International, LLC

By:	/s/ Roberta Kale
Roberta Kale, President/CEO